Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Brookline Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑240013) on Form S-3 and (No. 333-197317 and No. 333-175255) on Form S-8 of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Brookline Bancorp, Inc.

Our report refers to the Company’s change in its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU No. 2016-13, Financial Instruments— Credit Losses (ASC Topic 326) (commonly known as CECL).

                    /s/ KPMG LLP
Boston, Massachusetts
February 26, 2021